FOR IMMEDIATE RELEASE:   Tuesday, August 1, 2006

CONTACT:  Bradley T Nielson
          President and Chief Executive Officer
          Paul R. Killpack
          Chief Financial Officer
          MITY Enterprises, Inc.
          801-224-0589

                 MITY ENTERPRISES, INC. ANNOUNCES RECORD
                      SALES FOR FIRST FISCAL QUARTER

OREM, UTAH - Bradley T Nielson, president and chief executive officer of MITY Enterprises, Inc. (NASDAQ: MITY), today announced operating results for the first quarter ended June 30, 2006.

Net sales for the first quarter totaled a record $14.7 million compared to $14.4 million a year ago, an increase of 2 percent. Net income was $1.3 million versus $1.5 million for the comparable period a year ago. Basic and diluted earnings per share for the recent quarter were $0.33 and $0.32, respectively, compared to the previous year's first quarter basic and diluted earnings per share of $0.36 and $0.34, respectively.

As compared to the first quarter of fiscal 2006, the increase in net sales was primarily attributable to growth in the healthcare seating operation, which grew by 25 percent. Sales at the multipurpose room operation were down 1 percent. Markets that were up included hospitality, office and government. Multipurpose room chair sales were up 4 percent. International sales accounted for 12 percent of total sales. Gross margins for the quarter were down due to fence costs and the Company's production struggles.

"The good news is that customer demand continues to increase," said Nielson. "Our bookings have been strong. In fact, we experienced our strongest bookings quarter ever. That increase in demand, though, combined with the tight local labor markets, has made it difficult for us to fully staff our production operations with trained workers. As a result, our backlogs have grown and lead times have been extended from three weeks to almost six weeks. In response, we have increased the average production wages and increased the amount of overtime worked. We have also added to our maintenance and engineering personnel to help us focus on process reliability and stability. We believe the steps we have taken will be adequate to return the backlog and lead times to more normal levels during the next three months.

"We also are encouraged by the progress of our new MITY Fence Systems venture. June was a tough month as we had to rework the molds to ensure product quality was up to our standards. As a result, we shipped very little product during June and incurred incremental fence-related costs totaling almost $200,000, during the quarter, adversely affecting our gross margin. However, during July, we have been able to catch up with demand and have begun to see success with some large projects. Although we still have a long way to go, we remain optimistic about our future prospects with the fence product line."

"Another cause of our reduced margins during the quarter was the adoption of SFAS 123R, resulting in incremental stock-based compensation expense of $56,000 that we did not recognize in the prior year's quarter," said Paul R. Killpack, chief financial officer. "Despite the lower margins, we continue to be optimistic about our future and believe that one of our best investments is in ourselves. Stock repurchases in the quarter totaled 284,000 shares for $5.3 million, which leaves 84,000 shares of stock remaining in the stock buy back authorization. We also believe that net sales will be up to 10 percent higher in the second quarter as compared to the prior year's second quarter."


The Company will host a follow-up live broadcast over the Internet to discuss the financial results at 4:30 PM Eastern Time today. The live web simulcast of the conference call will be available to the public online at www.mityinc.com or on StreetEvent's Individual Investor Center at www.streetevents.com. Listeners are encouraged to log on five to ten minutes prior to the start time to ensure participation from the beginning. A replay of the broadcast will be available within approximately one hour for a week following the call at the referenced websites.

Copies of the Company's Form 10-Q for the fiscal quarter ended June 30, 2006 will be available online at www.mityinc.com.

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. MITY Enterprises focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture and healthcare seating. MITY's products are marketed under the Mity-Lite, Broda and Versipanel tradenames. Headquartered in Utah, MITY Enterprises serves national and international customers directly and through distributors. For further information, visit MITY Enterprises online at www.mityinc.com.

This press release contains forward-looking statements related to (i) customer demand, (ii) the Company's backlog and lead times, (iii) the Company's future prospects with the fence product line, and (iv) the Company's anticipation of continued strong growth, including the Company's belief that sales for the second quarter will be as much as 10 percent higher as compared to last year's sales for the same period. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) whether the steps taken by the Company will be adequate to reduce backlog and lead times, (ii) continued global economic uncertainty resulting from terrorism threats, current world tensions and related U.S. military actions and their potential impact on the Company's operations; (iii) whether the economy will continue to strengthen and whether the Company's market segments will continue to improve; (iv) increased price and quality-based competitors, particularly in the multipurpose room furniture segment; (v) lack of available capital and other resources to develop or acquire and commercialize new products, and (vi) all other risks and uncertainties outlined in MITY Enterprises's documents filed with the Securities and Exchange Commission.
All forward-looking statements and other information in this press release are based upon information available as of the date of this release. Such information may change or become invalid after the date of this release, and by making these forward-looking statements, MITY Enterprises undertakes no obligation to update these statements after the date of this release, except as required by law.

                             - more -


                                                   MITY ENTERPRISES, INC.
                                             UNAUDITED FINANCIAL HIGHLIGHTS

                                                  THREE MONTHS ENDED
                                                        JUNE 30,

                                                2006              2005
                                            -----------       -----------
Net sales                                   $14,702,000       $14,384,000

Income from operations                        1,922,000         2,274,000

Pre-tax income                                1,922,000         2,380,000

Net income                                    1,269,000         1,518,000

Basic earnings per share                          $0.33             $0.36

Weighted average number of common
  shares-basic                                3,870,136         4,273,517

Diluted earnings per share                        $0.32             $0.34

Weighted average common and common
  equivalent shares-diluted                   3,994,336         4,438,701




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